Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125372) on Form S-3 and registration statements (Nos. 333-116867 and 333-123753) on Form S-8 of Marchex, Inc. of our report dated June 24, 2005, with respect to the balance sheet of Pike Street Industries, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003 and 2004, which report appears in this Form 8-K/A of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington

July 5, 2005